Exhibit 99.1

News Release

NYSE: MMP

Contact: Paula Farrell

(918) 574-7650

paula.farrell@magellanlp.com

Date: Feb. 28, 2007

Magellan Midstream Partners Files Annual Report on Form 10-K

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today filed its Annual Report on Form 10-K for 2006, including audited financial statements, with the Securities and Exchange Commission.

The partnership's audited net income of $192.7 million for the year ended Dec. 31, 2006 is $3.0 million lower than the amount reported in the preliminary unaudited earnings released on Jan. 31, 2007 due to an additional non-cash charge to expense that has no impact on net income per limited partner unit or distributable cash flow. This additional charge relates to a former executive officer's investment in MGG Midstream Holdings, L.P., an affiliate indirectly owning a portion of the partnership's general partner. This former executive left the company during fourth quarter 2006 and, as a result, the partnership is required to recognize compensation expense for certain distribution payments made by MGG Midstream Holdings, L.P. to this individual over the past three years related to his investment even though those distributions were not paid by the partnership or its general partner.

Revised financial schedules incorporating this incremental expense are available on the partnership's web site at http://www.magellanlp.com.

The partnership's 10-K for 2006, which also is available at the same web site address, will be mailed to unitholders of record at the close of business on Feb. 23, 2007 with the partnership's proxy statement.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission.